                                  PURCHASE AGREEMENT

                                 DATED JULY 29, 1997,

                                    BY AND AMONG

                                CINCO NETWORKS, INC.,

                              A CALIFORNIA CORPORATION,

                             NETWORK GENERAL CORPORATION,

                               A DELAWARE CORPORATION,

                       NETWORK GENERAL TECHNOLOGY CORPORATION,

                               A DELAWARE CORPORATION,

                      AND THE SELLING SHAREHOLDERS NAMED THEREIN

                  TABLE OF CONTENTS
                                                                           Page
                                                                           ----
1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1    Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2    Ancillary Documents. . . . . . . . . . . . . . . . . . . . . . . 1
     1.3    Cash Consideration . . . . . . . . . . . . . . . . . . . . . . . 1
     1.4    Commission . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.5    CNI Founders . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.6    Governmental Entity. . . . . . . . . . . . . . . . . . . . . . . 2
     1.7    Network General Common Stock Price . . . . . . . . . . . . . . . 2
     1.8    Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.   Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     2.1    Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . 2
     2.2    Aggregate Consideration. . . . . . . . . . . . . . . . . . . . . 2
     2.3    Assumption of Stock Options. . . . . . . . . . . . . . . . . . . 2
     2.4    Closing; Delivery. . . . . . . . . . . . . . . . . . . . . . . . 3

3.   Representations and Warranties of the Sellers . . . . . . . . . . . . . 3
     3.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 3
     3.3    Power, Authority and Validity. . . . . . . . . . . . . . . . . . 4
     3.4    Financial Statements . . . . . . . . . . . . . . . . . . . . . . 5
     3.5    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.6    Absence of Certain Changes or Events . . . . . . . . . . . . . . 6
     3.7    Title and Related Matters. . . . . . . . . . . . . . . . . . . . 7
     3.8    Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . 8
     3.9    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . 9
     3.10   Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.11   Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.12   Orders, Commitments and Returns. . . . . . . . . . . . . . . . .10
     3.13   Compliance With Law. . . . . . . . . . . . . . . . . . . . . . .10
     3.14   Labor Difficulties; No Discrimination. . . . . . . . . . . . . .10
     3.15   Insider Transactions . . . . . . . . . . . . . . . . . . . . . .10
     3.16   Title to CNI Shares. . . . . . . . . . . . . . . . . . . . . . .11
     3.17   Employees, Independent Contractors and Consultants . . . . . . .11
     3.18   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.19   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.20   Governmental Authorizations and Regulations. . . . . . . . . . .11
     3.21   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.22   Compliance with Environmental Requirements . . . . . . . . . . .12
     3.23   Corporate Documents. . . . . . . . . . . . . . . . . . . . . . .12
     3.24   No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.25   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .12

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               TABLE OF CONTENTS (continued)
                                                                            Page
                                                                            ----
4.   Representations and Warranties of Network General . . . . . . . . . . .13
     4.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . .13
     4.2    Power, Authority and Validity. . . . . . . . . . . . . . . . . .13
     4.3    Commission Filings; Financial Statements . . . . . . . . . . . .13

5.   Preclosing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .14
     5.1    Material Consents. . . . . . . . . . . . . . . . . . . . . . . .14
     5.2    Conduct of CNI Business. . . . . . . . . . . . . . . . . . . . .14
     5.3    Advice of Changes. . . . . . . . . . . . . . . . . . . . . . . .15
     5.4    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . .15
     5.5    Access to Information. . . . . . . . . . . . . . . . . . . . . .15
     5.6    Non-Competition/Non-Solicitation Agreements. . . . . . . . . . .15
     5.7    Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . .16

6.   Mutual Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     6.1    No Public Announcement . . . . . . . . . . . . . . . . . . . . .16
     6.2    Regulatory Filings; Consents; Reasonable Efforts . . . . . . . .16
     6.3    Further Assurances . . . . . . . . . . . . . . . . . . . . . . .16
     6.4    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .17
     6.5    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     6.6    Employee Arrangements. . . . . . . . . . . . . . . . . . . . . .17
     6.7    Guaranty of NGTC Obligations . . . . . . . . . . . . . . . . . .17

7.   Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     7.1    Payment at Closing . . . . . . . . . . . . . . . . . . . . . . .17
     7.2    Delivery of Stock Option Documents; Other Stock Option Matters .17
     7.3    Delivery of Documents. . . . . . . . . . . . . . . . . . . . . .18

8.   Conditions to Sellers' Obligations. . . . . . . . . . . . . . . . . . .18
     8.1    Accuracy of Representations and Warranties . . . . . . . . . . .18
     8.2    Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     8.3    No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .18
     8.4    Authorizations . . . . . . . . . . . . . . . . . . . . . . . . .18
     8.5    No Adverse Development . . . . . . . . . . . . . . . . . . . . .18
     8.6    Government Consents. . . . . . . . . . . . . . . . . . . . . . .18
     8.7    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .19
     8.8    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . .19
     8.9    Date of Closing. . . . . . . . . . . . . . . . . . . . . . . . .19
     8.10   Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     8.11   Offer Letters. . . . . . . . . . . . . . . . . . . . . . . . . .19

9.   Conditions to Network General's Obligations . . . . . . . . . . . . . .19
     9.1    Accuracy of Representations and Warranties . . . . . . . . . . .19
     9.2    Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . .19

                                                                            Page
                                                                            ----
     9.3    No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .19
     9.4    Authorizations . . . . . . . . . . . . . . . . . . . . . . . . .20
     9.5    No Adverse Development . . . . . . . . . . . . . . . . . . . . .20
     9.6    Required Consents. . . . . . . . . . . . . . . . . . . . . . . .20
     9.7    Government Consents. . . . . . . . . . . . . . . . . . . . . . .20
     9.8    Delivery of Stock Certificates . . . . . . . . . . . . . . . . .20
     9.9    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . .20
     9.10   Termination of Contracts . . . . . . . . . . . . . . . . . . . .20
     9.11   Non-Competition and Non-Solicitation Agreements. . . . . . . . .20
     9.12   Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .20
     9.13   No Exercise of Options . . . . . . . . . . . . . . . . . . . . .20
     9.14   Date of Closing. . . . . . . . . . . . . . . . . . . . . . . . .21
     9.15   Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . .21

10.  Post Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . .21
     10.1   CNI Development Center . . . . . . . . . . . . . . . . . . . . .21
     10.2   Registration Statement on Form S-8 . . . . . . . . . . . . . . .21

11.  Termination of Agreement. . . . . . . . . . . . . . . . . . . . . . . .21
     11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .21
     11.2   Liability for Termination. . . . . . . . . . . . . . . . . . . .21
     11.3   Certain Effects of Termination . . . . . . . . . . . . . . . . .21
     11.4   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     11.5   Right to Damages . . . . . . . . . . . . . . . . . . . . . . . .22

12.  Escrow and Indemnification. . . . . . . . . . . . . . . . . . . . . . .22
     12.1   Survival of Representations, Warranties and Covenants. . . . . .22
     12.2   Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     12.3   Escrow Fund. . . . . . . . . . . . . . . . . . . . . . . . . . .24
     12.4   Escrow Period. . . . . . . . . . . . . . . . . . . . . . . . . .24
     12.5   Protection of Escrow Fund. . . . . . . . . . . . . . . . . . . .24
     12.6   Claims Upon Escrow Fund. . . . . . . . . . . . . . . . . . . . .24
     12.7   Objections to Claims . . . . . . . . . . . . . . . . . . . . . .25
     12.8   Resolution of Conflicts. . . . . . . . . . . . . . . . . . . . .25
     12.9   Distribution Upon Termination of Escrow Period . . . . . . . . .26
     12.10  CNI Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     12.11  Actions of the CNI Agent . . . . . . . . . . . . . . . . . . . .27
     12.11  Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . .27

13.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     13.1   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .28
     13.2   Binding upon Successors and Assigns. . . . . . . . . . . . . . .28
     13.3   Severability . . . . . . . . . . . . . . . . . . . . . . . . . .28
     13.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .28

                                                                            Page
                                                                            ----
     13.5   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .28
     13.6   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     13.7   Amendment and Waivers. . . . . . . . . . . . . . . . . . . . . .29
     13.8   Survival of Agreements . . . . . . . . . . . . . . . . . . . . .29
     13.9   No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     13.10  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     13.11  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     13.12  Construction of Agreement. . . . . . . . . . . . . . . . . . . .30
     13.13  No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . .30
     13.14  Pronouns . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     13.15  Absence of Third Party Beneficiary Rights. . . . . . . . . . . .30

                                       EXHIBITS
Exhibit A                Schedule of Sellers
Exhibit B                Contingency Payment Schedule
Exhibit C                Form of Assumption Agreement
Exhibit D                Network General Disclosure Schedule
Exhibit E-1 and E-2      Forms of Non-Competition and Non-Solicitation Agreement
                         for CNI Founders
Exhibit F                Form of Escrow Agreement
Exhibit G                Form of Gary Cary Ware & Freidenrich Legal Opinion
Exhibit H                Form of the Venture Law Group Legal Opinion

                                  PURCHASE AGREEMENT

     This PURCHASE AGREEMENT (the "Agreement") is entered into this 29th day of July, 1997, by and among Network General Corporation, a Delaware corporation ("Network General"), Network General Technology Corporation, a Delaware corporation and a wholly-owned subsidiary of Network General ("NGTC"), Cinco Networks, Inc., a California corporation ("CNI"), and the holders of all of the outstanding stock of CNI, as set forth on EXHIBIT A attached hereto (collectively, the "Sellers" and each a "Seller").

                                       RECITALS

     A. The Sellers are the owners of all of the outstanding capital stock of CNI (the "CNI Shares") prior to the Closing Date (as defined below). All options exerciseable for shares of CNI Common Stock shall be assumed by Network General and will represent a right to purchase shares of Network General Common Stock as provided for below.

     B. NGTC wishes to acquire the CNI Shares in exchange for certain cash payments pursuant to the terms of this Agreement and each of the Sellers wishes to sell all CNI Shares which he, she or it holds as of the Closing Date (as defined below) to NGTC pursuant to the terms of this Agreement (the "Purchase").

     C. The parties hereto desire to set forth certain representations, warranties and covenants made by each of the other as an inducement to the consummation of the Purchase.

                                      AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.   DEFINITIONS.

          1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

          1.2 "Ancillary Documents" shall mean the agreements that are exhibits to this Agreement.

          1.3 "Cash Consideration" shall mean the aggregate cash consideration to be paid by NGTC to the Sellers as consideration for their CNI Shares, which shall not exceed Forty Million Dollars ($40,000,000).

          1.4 "Commission" shall mean the United States Securities and Exchange Commission.

          1.5 "CNI Founders" shall mean Dean T. Au, Roger Cox, Long Jiang, Sam Li and Miles Wu.

          1.6 "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or
(iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, and any court or other tribunal).

          1.7 "Network General Common Stock Price" shall mean the closing price of the Network General Common Stock on the day immediately preceding the Closing (as defined below), as reported in the WALL STREET JOURNAL.

          1.8 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

     2.   PURCHASE AND SALE.

          2.1 PURCHASE AND SALE. At Closing (as defined in Section 2.4 hereof), the Sellers shall sell to NGTC, and NGTC shall purchase from the Sellers, all of the issued and outstanding CNI Shares for the Cash Consideration described below.

          2.2  AGGREGATE CONSIDERATION.

               (a) In consideration of Sellers' obligations hereunder, NGTC shall pay the Sellers up to an aggregate of Forty Million Dollars ($40,000,000), to be paid as follows: (i) a cash payment of Twenty Seven Million Dollars ($27,000,000) to be paid to and on behalf of the Sellers at the Closing (the "Initial Payment"), (ii) Thirteen Million Dollars ($13,000,000) to be paid upon achievement of the contingencies and in the manner described in EXHIBIT B attached hereto (the "Contingency Payment") and (iii) the additional amounts described in the first paragraph of Section I of EXHIBIT B. The portion of the Initial Payment and the Contingency Payment to be paid to each Seller shall be determined based upon the respective share holdings at the time of Closing as set forth on EXHIBIT A.

               (b) After the Closing, each Seller shall cease to have any rights as shareholders of CNI except such rights as they may have pursuant to this Agreement.

               (c) NGTC will be entitled to withhold from any of the Cash Consideration such amounts as may be required to be withheld and paid over to applicable tax authorities by law or regulation.

          2.3 ASSUMPTION OF STOCK OPTIONS. Effective as of the Closing (as defined below), each outstanding stock option under the Cinco Networks, Inc. 1997 Stock Option Plan (a "CNI Option"), whether vested or unvested, shall be deemed to constitute an option ("Assumed Option") to acquire, on the same terms and conditions, including vesting terms and conditions, as were applicable under the CNI Option, such number of shares of Network General Common Stock ("Network General Option Shares") as is determined by multiplying the number of shares of CNI Common Stock subject to the CNI Option by the quotient determined by dividing (i) $4.00 by (ii) the Network General Common Stock Price (rounded to the nearest whole cent).

The exercise price per share of the Assumed Option shall be equal to the aggregate exercise price of the CNI Option divided by the aggregate number of Network General Option Shares to be issued under such Assumed Option as determined in accordance with the immediately preceding sentence (rounded to the nearest whole share). On the Closing, Network General shall issue to those holders of a CNI Option a document evidencing the assumption by Network General referenced above. No fractional shares shall be issued in connection with the Assumed Option.

          2.4 CLOSING; DELIVERY. The purchase and sale of the CNI Shares shall take place at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California 94301-1825 at 10:00 a.m., on August 5, 1997 (the "Closing"), or at such other time and place as NGTC and the Sellers shall mutually agree. For purposes of this Agreement, unless otherwise indicated, the term "Closing" refers to the closing of the purchase and sale of the CNI Shares with respect to a particular Seller and the term "Closing Date" refers to the date of the Closing. At the Closing, each Seller shall deliver to NGTC certificate(s) representing the CNI Shares that the Seller is selling, duly endorsed or with assignments separate from certificate, against delivery to the Seller by NGTC of a check in the amount of the Initial Payment due to such Seller, less the amount to be deposited in the Escrow Fund, all as set forth on EXHIBIT A hereto.

     3. REPRESENTATIONS AND WARRANTIES OF CNI AND THE SELLERS. Except as otherwise set forth in the "CNI Disclosure Schedule" provided to Network General on or before July 29, 1997 (the "CNI Disclosure Schedule"), CNI and the Sellers, jointly and severally, represent and warrant to Network General and NGTC as set forth below. No fact or circumstance disclosed to Network General or NGTC shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the CNI Disclosure Schedule or such supplements thereto as may mutually be agreed upon in writing by the Sellers and Network General or NGTC. Whenever the term "enforceable in accordance with its terms" or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

          3.1 ORGANIZATION. CNI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted. CNI is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a material adverse effect on the operations, assets or financial condition (a "Material Adverse Effect") on CNI. CNI has no employees or offices in any state other than California.

          3.2  CAPITALIZATION.

               (a) The authorized capital of CNI consists, or will consist prior to the Closing, of 22,000,000 shares of common stock, of which 10,000,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, none of which is issued or outstanding.

               (b) On the date of this Agreement, 1,500,000 shares of CNI Common Stock are reserved for issuance under the Cinco Networks, Inc. 1997 Stock Option Plan (the "CNI Plan"), and as of the date of this Agreement, 281,000 shares are subject to outstanding options and held of record by CNI's option holders as set forth in the option holder list provided to Network General or its representatives.

               (c) CNI does not have outstanding any preemptive or subscription rights, options, warrants, debentures, notes, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any of CNI's capital stock or other securities.

               (d) All of the issued and outstanding shares of CNI's capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock, and all warrants, options, debentures and notes convertible into capital stock of CNI, have been issued in full compliance with all applicable federal and state securities laws. None of CNI's issued and outstanding shares of capital stock, or options or rights to purchase capital stock of CNI, is subject to repurchase or redemption rights. There have not been and are not outstanding any adjustments made or required to be made to the conversion prices set forth in CNI's current Articles of Incorporation. All of CNI's Options have been issued in accordance with the CNI Plan and in accordance with all applicable state securities laws. The transactions contemplated by this Agreement and the Ancillary Documents will not cause or result in (i) a change in the right to exercise any CNI Option or (ii) an acceleration in the vesting of any CNI Option.

               (e) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of CNI's capital stock.

               (f) CNI is not under any obligation to register under the Securities Act any shares of its capital stock or any other of its securities that might be issued in the future if the Purchase were not consummated.

               (g) CNI is not a party or subject to any agreement or understanding and, to CNI's and the Sellers' knowledge, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any security.

          3.3  POWER, AUTHORITY AND VALIDITY.

               (a) To the extent such party has entered into each agreement, CNI has all requisite corporate power and authority and each Seller has all requisite power and authority or capacity to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents applicable to CNI and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of CNI. This Agreement and the Ancillary Documents to which CNI is a party have been duly executed and delivered by CNI and constitute the valid and binding obligations of CNI, enforceable against CNI in accordance with their terms.

               (b) The execution and delivery by CNI and the Sellers of this Agreement and the Ancillary Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the CNI Articles of Incorporation or Bylaws, each as amended to the date hereof, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any note, mortgage, indenture, lease, contract or other agreement or obligation to which CNI is a party or by which CNI or any of its respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CNI or any of its respective properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on CNI or materially and adversely affect the ability of CNI to consummate the transactions contemplated by this Agreement in accordance with its terms.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CNI in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby except for such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on CNI or materially and adversely affect the ability of CNI to consummate the transactions contemplated by this Agreement in accordance with its terms.

          3.4  FINANCIAL STATEMENTS.

               (a) CNI has delivered, or will deliver prior to the Closing, to Network General and NGTC copies of CNI's audited balance sheet as of March 31, 1997 and statements of operations, shareholders' equity and cash flow for the fiscal year then ended, and copies of CNI's unaudited balance sheet as of June 30, 1997 and statements of operations, shareholders' equity and cash flow for the three (3) month period then ended (collectively, the "CNI Financial Statements").

               (b) The CNI Financial Statements are complete and in accordance with the books and records of CNI and present fairly the financial position of CNI as of their historical dates. The CNI Financial Statements have been prepared in accordance with generally accepted accounting practice ("GAAP") applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheet (including the notes thereto), CNI does not have, as of the dates of such balance sheet, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the CNI Financial

Statements (including, without limitation, any accounts receivable reserves) have been estimated and prepared in the CNI Financial Statements in a manner consistent with GAAP.

               (c) All material debts, liabilities, and obligations incurred after the date of the CNI Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate and are set forth on the CNI Disclosure Schedule.

          3.5 TAX MATTERS. CNI has in all material respects fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in all material respects in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from CNI have been paid or adequately reserved for on the CNI Financial Statements. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the CNI Financial Statements were prepared in accordance with GAAP and there are no tax liens on any property or assets of CNI (other than for taxes not yet due and payable). There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return or report for any period. All taxes which CNI has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997, CNI has not:

               (a) suffered any material adverse change in its financial condition or in the operations of its business, nor any material adverse changes in its balance sheet, including but not limited to cash distributions or material decreases in the net assets of CNI;

               (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business;

               (c) granted or agreed to make any increase in the compensation payable or to become payable by CNI to its officers or employees;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of CNI or declared any direct or indirect redemption, retirement, purchase or other acquisition by CNI of such shares;

               (e) issued any shares of capital stock of CNI or any warrants, rights, options or entered into any commitment relating to the shares of CNI;

               (f) made any changes in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

               (g) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property;

               (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset;

               (i) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) individually in excess of Ten Thousand Dollars ($10,000) or in the aggregate in excess of Twenty-Five Thousand Dollars ($25,000);

               (j) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind;

               (k) made any capital expenditure for additions to property, plant or equipment, individually in excess of Ten Thousand Dollars ($10,000) or in the aggregate in excess of Twenty-Five Thousand Dollars ($25,000);

               (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business; or

               (m) agreed to take any action described in this Section 3.6 outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

          3.7 TITLE AND RELATED MATTERS. CNI has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the CNI Financial Statements or acquired after the date of the CNI Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the CNI Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Ten Thousand Dollars ($10,000) in liabilities. The equipment of CNI used in the operation of its business is in good operating condition and repair, ordinary wear and tear excepted. All real or personal property leases to which CNI is a party are valid, binding, enforceable obligations of CNI effective in accordance with their respective terms. There is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default. The CNI Disclosure Schedule contains a description of all real and personal property leased or owned by CNI, identifying such property and, in the case of real property, stating the monthly rental due, term of lease and square feet leased. True and correct copies of CNI's leases have been provided to Network General or its representatives.

          3.8  PROPRIETARY RIGHTS.

               (a) CNI owns all right, title and interest in and to, or valid licenses for use of, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of CNI's business as conducted to the date hereof, free and clear of all liens, claims and encumbrances (including, without limitation, distribution rights) (all of which are referred to as "CNI Proprietary Rights"). The foregoing representation as it relates to third party technology licensed by CNI is limited to CNI's interest pursuant to the third party licenses entered into by CNI, all of which are valid and enforceable and in full force and effect and which grant CNI such rights to such third party technology as are employed in or necessary to the business of CNI as conducted. The CNI Disclosure Schedule lists the CNI Proprietary Rights by (a) such rights owned by CNI and (b) such rights owned by others and licensed to CNI. CNI has also furnished Network General with a complete copy of any agreement pursuant to which any third party has granted CNI a license with respect to any of the CNI Proprietary Rights.
All of CNI's trademark or trade name registrations are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against CNI (and CNI is not aware of any claims which are likely to be asserted against CNI or which have been asserted against others) by any person challenging CNI's use, possession, manufacture, sale or distribution of products of CNI under any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by CNI or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. The use or exploitation of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by CNI in its current business does not infringe on the rights of, constitute misappropriation of, or in any way involve unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

               (b) No employee of CNI is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with CNI or, to CNI's and the Sellers' knowledge, any other party because of the nature of the business conducted by CNI or proposed to be conducted by CNI.

               (c) Each person presently or previously employed by CNI (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement (the "Confidentiality Agreement") pursuant to the form of agreement previously provided to, and deemed satisfactory by, NGTC or its representatives. Such Confidentiality Agreements constitute valid and binding obligations of CNI and such person, enforceable in accordance with their respective terms. Neither the execution or delivery of such Confidentiality Agreements, nor the carrying on of CNI's business as employees by such persons, nor the conduct of CNI's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Confidentiality Agreement or any contract, covenant or instrument under which any of such persons is obligated.

          3.9 EMPLOYEE BENEFIT PLANS. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by CNI. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by CNI conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974.

          3.10 BANK ACCOUNTS. The CNI Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which CNI maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom (by check, wire transfer or otherwise).

          3.11  CONTRACTS.

                (a) CNI has (i) no agreements, contracts or commitments that provide for the sale, licensing or distribution by CNI of any of its products, inventions, technology, know-how, trademarks or trade names except in the ordinary course of its business, (ii) no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures in an amount in excess of Ten Thousand Dollars ($10,000) individually, or Twenty-Five Thousand Dollars ($25,000) in the aggregate, by or to CNI or (iii) no agreements that grant to any third party (including, without limitation, OEMs and site license customers) any rights to reproduce or manufacture any products of CNI, or any exclusive rights of any kind with respect to any of the products of CNI or any right to market any products of CNI under any "private label" or "OEM" arrangements pursuant to which CNI is not identified as the source of such goods. True and correct copies of each document or instrument described in the CNI Disclosure Schedule pursuant to this Section 3.11 have been made available to Network General or its representatives.

                (b) All material contracts, agreements and instruments to which CNI is a party are valid, binding, in full force and effect, and enforceable against, and to CNI's and the Sellers' knowledge, by CNI in accordance with their respective terms. CNI has not received any notice from any party to any such material contract, agreement or instrument that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

                (c) CNI is not in default under or in breach or violation of, nor, to CNI's and the Sellers' knowledge, is there any valid basis for any claim of default by CNI under, or breach or violation by CNI of, any contract, commitment or restriction to which CNI is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on CNI. To CNI's and the Sellers' knowledge, no other party is in default under or in breach or violation of, any material contract, commitment, or restriction to which CNI is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on CNI.

          3.12  ORDERS, COMMITMENTS AND RETURNS.

                (a) All accepted and unfilled orders entered into by CNI for the sale, license, or lease or other disposition by CNI of its products, and all agreements, contracts, or commitments for the purchase of supplies by CNI, were made in the ordinary course of business. No outstanding material purchase or outstanding lease commitment of CNI is in excess of the normal, ordinary and usual requirements of its business or was made at a price (on both a per unit and aggregate basis) in excess of the current market price at the time made, or contains terms and conditions materially more onerous to CNI than those usual and customary in the industry.

                (b) CNI is under no liability or obligation, and no such outstanding claim has been made, with respect to the return to CNI of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed the reserves therefor set forth in the CNI Financial Statements.

          3.13 COMPLIANCE WITH LAW. CNI is in compliance with all applicable laws and regulations except where such failure would not have a Material Adverse Effect on CNI. Neither CNI nor, to CNI's and the Sellers' knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. CNI has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. CNI has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

          3.14 LABOR DIFFICULTIES; NO DISCRIMINATION. CNI is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against CNI actually pending or to CNI's and the Sellers' knowledge, threatened before the National Labor Relations Board. CNI has not experienced any material work stoppage or other material labor difficulty. There is and has been no claim against CNI based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor, to CNI's and the Sellers' knowledge, is there any basis for any such claim.

          3.15 INSIDER TRANSACTIONS. Except as provided in the CNI Disclosure Schedule, no Affiliate of CNI has any interest in (i) any equipment or other material property, real or personal, tangible or intangible, including, without limitation, any proprietary asset, used in connection with or pertaining to the business of CNI or, (ii) to CNI's and the Sellers' knowledge, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of CNI; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of (a) the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers

Automated Quotation System. Except as provided in the CNI Disclosure Schedule, no Affiliate is indebted to CNI, nor is CNI indebted to any of its Affiliates. Further, the indebtedness balances described in the CNI Disclosure Schedule represent the full and entire indebtedness balances between each of the CNI Founders and CNI.

          3.16 TITLE TO CNI SHARES. Each Seller has good marketable title to the CNI Shares to be sold by such Seller, free of any encumbrances, and full right, power and authority to effect the sale and delivery of the CNI Shares to be sold by such Seller. On the Closing Date, there will be no agreements or restrictions that have not been canceled or waived which in any way limit or restrict the legal ability of such Seller to transfer the CNI Shares to be sold by such Seller and there are no shareholders agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of the CNI Shares (except as contemplated herein).

          3.17 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. CNI has no currently effective consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants of CNI. To CNI's knowledge, CNI is in compliance in all materials respects with all currently applicable laws and regulations respecting employment, immigration, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. There are no pending clams against CNI under any workers compensation plan or policy or for long term disability. CNI has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of CNI, threatened, between CNI and its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on CNI. CNI is not a party to any collective bargaining agreement or other labor unions contract nor does CNI know of any activities or proceedings of any labor union or organize any such employees. In addition, CNI has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with CNI.

          3.18 INSURANCE. The CNI Disclosure Schedule contains a list of all policies of fire, liability and other forms of insurance held by CNI.

          3.19 LITIGATION. There are no suits, actions or proceedings pending or, to CNI's and the Sellers' knowledge, threatened against or affecting CNI or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against CNI.

          3.20 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. All licenses, franchises, permits and other governmental authorizations held by CNI and material to its business are valid and sufficient for the business presently carried on by CNI.

          3.21 SUBSIDIARIES. CNI has no subsidiaries. CNI does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and CNI does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

          3.22 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS. CNI has obtained all permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. CNI is in compliance with all terms and conditions of the required permits, licenses and authorizations. CNI is not aware of, nor has CNI received notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to CNI, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

          3.23 CORPORATE DOCUMENTS. CNI has furnished to Network General or NGTC for its examination: (i) copies of its Articles of Incorporation and Bylaws; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to CNI, or any securities of CNI, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of CNI setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of CNI are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

          3.24 NO BROKERS. Neither CNI nor any Seller is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Ancillary Documents, or in connection with any transaction contemplated hereby or thereby.

          3.25 DISCLOSURE. No statements by CNI contained in this Agreement, the Ancillary Documents or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     4. REPRESENTATIONS AND WARRANTIES OF NETWORK GENERAL. Except as otherwise set forth in the "Network General Disclosure Schedule" provided to the Sellers on or before the Closing and attached as EXHIBIT D hereto, Network General and NGTC represent and warrant to CNI and the Sellers as set forth below. No fact or circumstance disclosed to the CNI or the Sellers shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in EXHIBIT D or such supplements thereto as may mutually be agreed upon in writing by Network General and the Sellers.

          4.1 ORGANIZATION. Each of Network General and NGTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to carry on its business as it is now being conducted. Network General is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their businesses or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect on Network General.

          4.2   POWER, AUTHORITY AND VALIDITY.  Each of Network General and
NGTC has the corporate power to enter into this Agreement and the other Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of Network General and NGTC, and no other corporate proceedings on the part of Network General or NGTC are necessary to authorize this Agreement, the other Ancillary Documents and the transactions contemplated herein and therein. Neither Network General nor NGTC is subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with their executing and carrying out this Agreement and the transactions contemplated hereunder and under the Ancillary Documents. Except for filings under applicable securities laws, no consent of any person who is a party to a contract which is material to Network General's or NGTC's business, nor the consent of any governmental authority, is required to be obtained on the part of Network General or NGTC to permit the transactions contemplated herein and continue the business activities of Network General or NGTC as previously conducted by Network General or NGTC, respectively, without a Material Adverse Effect on Network General. This Agreement is, and the other Ancillary Documents when executed and delivered by Network General and NGTC shall be, the valid and binding obligations of Network General and NGTC, respectively, enforceable in accordance with their respective terms.

          4.3   COMMISSION FILINGS; FINANCIAL STATEMENTS.

                (a) Network General has filed all forms, reports and documents required to be filed by Network General with the Commission since June 27, 1997 (collectively, the "Network General SEC Reports") and to the extent requested by CNI, has made such Network General Reports available to CNI or its representatives. The Network General SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and
(ii) did not at the time they were
filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Network General SEC Reports, or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (b) Each of the financial statements (including, in each case, any related notes) contained in the Network General SEC Reports, including any Network General SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented or will present the financial position of Network General as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     5.   PRECLOSING COVENANTS.

          5.1 MATERIAL CONSENTS. CNI shall exert reasonable, good faith commercial efforts to obtain any and all consents necessary for the assumption of the Material Contracts by Network General or NGTC concurrent with the Purchase as described in the CNI Disclosure Schedule pursuant to Section 3.11 (the "Material Consents"). Network General and NGTC agree to cooperate, as reasonably requested, in obtaining the Material Consents.


          5.2 CONDUCT OF CNI BUSINESS. CNI will conduct its business only in the normal and ordinary course and, without the prior written consent of Network General or NGTC, CNI will not:

                (a) issue (including the issuance of shares of capital stock of CNI upon exercise of options, warrants or notes outstanding as of the date of this Agreement) or sell, or contract to issue or sell, any shares of capital stock of CNI or any of its subsidiaries or any securities convertible into or exchangeable for shares of capital stock of CNI or any of its subsidiaries or securities, warrants, options or rights to purchase any of the foregoing;

                (b) purchase or redeem any shares of capital stock or other securities of CNI;

                (c) accelerate the vesting of any option or grant any option other than in the ordinary course of CNI's business;

                (d) declare or pay any bonus or dividends or agree to make a loan or any other distribution to or for the benefit of CNI's shareholders with respect to any assets, funds or shares of capital stock of CNI;

                (e) amend the Articles of Incorporation or Bylaws of CNI;

                (f) enter into, terminate or amend, in a manner which will adversely affect the business of CNI, (i) any agreement involving an obligation to pay or the right to receive Ten Thousand Dollars ($10,000) or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of intellectual property rights or rights to market to sell CNI products, (iii) any agreement to license, encumber or otherwise transfer on an exclusive basis any of CNI's intellectual property rights or otherwise license such rights, or
(iv) any other agreement which is material to the business or prospects of CNI;

                (g) accelerate any loan payment due by CNI or any of its subsidiaries; and

                (h) take any other action not in the normal and ordinary course of CNI's business.

          5.3   ADVICE OF CHANGES.

                (a) CNI and the Sellers will promptly advise Network
General or NGTC in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of CNI and the Sellers contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in CNI's business, taken as a whole.

                (b) Network General or NGTC will promptly advise CNI in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Network General or NGTC contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Network General's business, taken as a whole.

          5.4 RISK OF LOSS. Until the Closing, all risk of loss, damage or deterioration to CNI's assets shall be borne by CNI, and the purchase terms described in Section 2 shall, in case of any such loss, damage or destruction, be reduced as the parties may agree, or this Agreement shall be terminated in accordance with Section 11 (to the extent terminable under such Section).

          5.5 ACCESS TO INFORMATION. Until the Closing, CNI shall allow Network General, NGTC and their agents and representatives reasonable access upon reasonable notice and during normal working hours to its files, books, records and offices including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses and personal property and financial condition. Until the Closing, CNI shall cause its accountants to cooperate with Network General, NGTC and their agents and representatives in making available all financial information requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          5.6 NON-COMPETITION/NON-SOLICITATION AGREEMENTS. At the Closing, the CNI Founders shall each enter into a Non-Competition and Non-Solicitation Agreement in the form attached hereto as EXHIBIT E.

          5.7 EXCLUSIVITY. Until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, CNI agrees that it will not (and that it will use its best efforts to assure that its employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group concerning the sale or acquisition of CNI, its stock (including by means of a public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any parties other than Network General or NGTC, and that any such discussions presently in progress will be terminated or suspended during that period. CNI represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify Network General and NGTC, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Purchase.

     6.   MUTUAL COVENANTS.

          6.1 NO PUBLIC ANNOUNCEMENT. Neither party shall make any public announcement concerning this Agreement, any memos, letters or other agreements or the discussions between the parties relating to the Purchase including the Letter of Intent dated July 3, 1997, between Network General and CNI (the "Letter of Intent") without the prior written approval of the other party, which approval will not be delayed or unreasonably withheld; provided that CNI Agent shall have the sole responsibility and authority to give the approval for CNI and the Sellers. Network General and CNI hereby agree that the initial public announcement of the execution of this Agreement shall be made in the form of a joint press release to be approved by each party, which approval shall not be delayed or unreasonably withheld. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

          6.2 REGULATORY FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, CNI, Network General and NGTC shall use their respective best efforts to (i) make all necessary filings with respect to the Purchase and this Agreement under the Securities Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Purchase; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          6.3 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          6.4 CONFIDENTIALITY. Each party acknowledges that the Letter of Intent and the terms of the Purchase, including the terms of this Agreement and all exhibits and schedules hereto, shall be treated as "Proprietary Information," as such term is defined in that certain Non-Disclosure Agreement between Network General and CNI dated May 15, 1997 (the "Non-Disclosure Agreement"), and shall be subject to terms and conditions thereof.

          6.5 EXPENSES. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

          6.6 EMPLOYEE ARRANGEMENTS. After the Closing and so long as they remain employed by Network General or a subsidiary of Network General, all CNI employees will be eligible for the same employee benefit plans, on the same terms, for which similarly positioned Network General or NGTC employees are eligible according to the terms of the employee benefit plans of Network General. Network General agrees that there will be no waiting period under Network General's medical insurance plans for coverage of medical conditions of CNI employees existing at the time Network General's medical insurance plans are substituted for CNI's current medical insurance plans. In addition, all CNI employees shall receive credit for any vacation or "paid time off" earned and accrued by such employees while employed by CNI through the Closing Date.

          6.7 GUARANTY OF NGTC OBLIGATIONS. Network General shall cause NGTC to perform all of its obligations under this Agreement and the Escrow Agreement and hereby guarantees the performance of NGTC's obligations under such agreements, including, but not limited to, the payment of the Cash Consideration to be paid to the Sellers in accordance with this Agreement.

     7.   CLOSING MATTERS.

          7.1 PAYMENT AT CLOSING. At the Closing, NGTC shall deliver to the Sellers the Initial Payment, less such amounts that are delivered to the Escrow Agent pursuant to Section 12.3 hereof.

          7.2   DELIVERY OF STOCK OPTION DOCUMENTS; OTHER STOCK OPTION MATTERS.

                (a) As soon as practicable after the Closing, Network
General shall deliver to the participants in the CNI Option Plan an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the CNI Option Plan shall continue in effect on substantially the same terms and conditions. Network General shall ensure, to the extent required by and subject to the provisions of the CNI Option Plan, that the Assumed Options representing assumed CNI Options which qualified as incentive stock options prior to the Closing continue to qualify as incentive stock options after the Closing.

                (b) Network General shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Network General Common Stock for delivery under the Assumed Options.

          7.3 DELIVERY OF DOCUMENTS. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in
Section 8 and Section 9 including delivery of the counterpart signature pages of the documents set forth in Section 8 and Section 9. All documents which the Sellers shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to Network General. All documents which Network General shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to the Sellers.

     8. CONDITIONS TO THE SELLERS' OBLIGATIONS. The Sellers' obligations to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Sellers, but only in a writing signed by the CNI Agent):

          8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Network General set forth in Section 4 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and the Sellers shall receive a certificate to such effect from an officer of Network General.

          8.2 COVENANTS. Network General shall have performed and complied in all material respects with all of its covenants contained in Sections 5 and 6 on or before the Closing, and the Sellers shall receive a certificate from Network General to such effect signed by an officer of Network General.

          8.3 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Purchase or limiting or restricting Network General's conduct or operation of the business of Network General or CNI after the Purchase shall have been issued, nor shall any proceeding brought by a Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Purchase which makes the consummation of the Purchase illegal.

          8.4 AUTHORIZATIONS. The Sellers shall have received from Network General and NGTC written evidence that the execution, delivery and performance of Network General's and NGTC's obligations under this Agreement and the Ancillary Documents have been duly and validly approved and authorized by the Board of Directors of Network General and NGTC, respectively.

          8.5 NO ADVERSE DEVELOPMENT. There shall not have been any material adverse changes in the financial condition, results of operations, assets, liabilities, business or prospects of Network General since the date of this Agreement.

          8.6 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, the absence of which would have a Material Adverse Effect on CNI.

          8.7 ESCROW AGREEMENT. Network General, NGTC, the CNI Agent, CNI and the Escrow Agent shall have signed the Escrow Agreement in the form attached hereto as EXHIBIT F.

          8.8 OPINION OF COUNSEL. The Sellers shall have received a written opinion of Gray Cary Ware & Freidenrich, counsel to Network General, in substantially the form attached hereto as EXHIBIT G.

          8.9 DATE OF CLOSING. The Closing shall occur on or before August 30, 1997, or such later date as the parties may mutually agree.

          8.10 DOCUMENTS. All of the documents required to be delivered pursuant to this Agreement shall have been delivered and the Sellers shall be reasonably satisfied with the content and form of all such schedules, with the understanding that acceptance of the schedules shall not be withheld unless such schedules are materially adversely different from prior disclosures by the other party.

          8.11 OFFER LETTERS. Copies of the proposed Offer Letters to each of the CNI Founders shall have been provided by Network General to the CNI Founders, and the principal business terms contained in such Offer Letters shall have been approved by the CNI Founders.

     9. CONDITIONS TO NETWORK GENERAL'S OBLIGATIONS. The obligations of Network General and NGTC are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Network General or NGTC, but only in a writing signed by Network General or NGTC):

          9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of CNI and the Sellers contained in Section 3 (other than Section 3.8) shall be true in all material respects, on and as of the Closing with the same force and effect as if they had been made at the Closing, and the representations and warranties of CNI and the Sellers contained in Section 3.8 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing, and Network General and NGTC shall receive a certificate to such effect from the President of CNI and the Sellers.

          9.2 COVENANTS. The Sellers shall have performed and complied in all material respects with all of its covenants contained in Sections 5 and 6 on or before the Closing, and Network General and NGTC shall receive a certificate from the President of CNI to such effect.

          9.3 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Purchase or limiting or restricting Network General's or NGTC's conduct or operation of the business of Network General or NGTC or CNI after the Purchase shall have been issued, nor shall any proceeding brought by a Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Purchase which makes the consummation of the Purchase illegal.

          9.4 AUTHORIZATIONS. Network General and NGTC shall have received from the Secretary of CNI a certificate certifying that the execution, delivery and performance of this Agreement and the Ancillary Documents have been duly and validly approved and authorized by CNI's Board of Directors.

          9.5 NO ADVERSE DEVELOPMENT. There shall not have been any material adverse changes in the financial condition, results of operations, assets, liabilities, or business of CNI since the date of this Agreement.

          9.6 REQUIRED CONSENTS. Network General or NGTC shall have received all written consents, assignments, waivers, authorizations or other certificates identified on the CNI Disclosure Schedule, including without limitation the consent of Advantis under the Software License Agreement dated July 22, 1997 between CNI and Advantis.

          9.7 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, the absence of which would have a Material Adverse Effect on CNI.

          9.8 DELIVERY OF STOCK CERTIFICATES. The Sellers shall have delivered to Network General endorsed stock certificates or assignments separate from certificate representing all of the outstanding capital stock of CNI.

          9.9 OPINION OF COUNSEL. Network General shall have received a written opinion from the Venture Law Group, A Professional Corporation, counsel to CNI, in substantially the form attached hereto as EXHIBIT H.

          9.10 TERMINATION OF CONTRACTS. Any oral or written contract between CNI and any of its employees shall have been terminated.

          9.11 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. Dean Au and Roger Cox shall each have executed and delivered a Non-Competition and Non-Solicitation Agreement in the form attached hereto as EXHIBIT E-1, and Long Jiang, Sam Li and Miles Wu shall each have executed and delivered a Non-Competition and Non-Solicitation Agreement in the form attached hereto as EXHIBIT E-2.

          9.12 ESCROW AGREEMENT. Network General, the CNI Agent, CNI and the Escrow Agent shall have signed the Escrow Agreement in the form attached hereto as EXHIBIT F.

          9.13 NO EXERCISE OF OPTIONS. No CNI Option shall have been exercised between the date of this Agreement and the Closing, and each holder of a CNI Option shall have executed an Assumption Agreement in the form attached hereto as EXHIBIT C.

          9.14 DATE OF CLOSING. The Closing shall occur on or before August 30, 1997, or such later date as the parties may mutually agree.

          9.15 DOCUMENTS. All of the documents required to be delivered pursuant to this Agreement shall have been delivered and Network General shall be reasonably satisfied with the content and form of all such schedules, with the understanding that acceptance of the schedules shall not be withheld unless such schedules are materially adversely different from prior disclosures by the other party.

     10.  POST CLOSING COVENANTS.

          10.1 CNI DEVELOPMENT CENTER. It is the present intention of Network General to establish a development center in Pleasanton, California, at or near CNI's current location at 6601 Koll Center Parkway, Pleasanton, California. Network General also presently expects that a majority of CNI's employees remaining with CNI following the Closing would continue to perform their employment responsibilities at such development site. On or before September 30, 1997, Network General and NGTC will effect the transfer of appropriate development employees into the development organization responsible for performing the tasks set forth in the table in Section III of EXHIBIT B, and will use commercially reasonable efforts to assist the CNI Founders to achieve the Revenue and Technical Goals set forth on EXHIBIT B.

          10.2 REGISTRATION STATEMENT ON FORM S-8. Within thirty (30) days after the Closing, Network General will file a registration statement on Form S-8 with the Securities and Exchange Commission to register a sufficient number of shares of Network General Common Stock for delivery upon exercise of the Assumed Options.

     11.  TERMINATION OF AGREEMENT.

          11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

                (a) By the mutual written consent of each of the parties hereto;

                (b) By either CNI or NGTC, if the Purchase has not closed by August 30, 1997.

     Any termination of this Agreement under this Section shall be effective by the delivery of written notice of the terminating party to the other parties hereto.

          11.2 LIABILITY FOR TERMINATION. Any termination of this Agreement pursuant to this Section 11 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties. The provisions of this Section 11.2 shall survive termination.

          11.3 CERTAIN EFFECTS OF TERMINATION. In the event of the termination of this Agreement by either the Sellers or Network General as provided in Section 11.1 hereof:

                (a) each party, if so requested by the other party, will
(i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its President or Vice President stating to such effect; and

                (b) CNI and Network General shall continue to abide by the provisions of the previously executed Non-Disclosure Agreement between Network General and CNI. This Section 11.3 shall survive any termination of this Agreement.

          11.4 REMEDIES. No party shall be limited to the termination right granted in Section 11.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

                (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

                (b) decline to close, terminate this Agreement as provided in Section 11.1 hereof, and thereafter seek damages to the extent permitted in Sections 11.2 and 11.5 hereof.

          11.5  RIGHT TO DAMAGES.  If this Agreement is terminated pursuant to
Section 11.1 hereof, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

     12. ESCROW AND INDEMNIFICATION. Unless otherwise indicated, for purposes of this Section 12, Network General shall be deemed to mean both Network General and NGTC.

          12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Network General or the Sellers may have as a result of such investigation or otherwise, but subject to Section 11.4, Network General and the Sellers will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The representations and warranties of Network

General will terminate upon the Closing. The obligations of the Sellers with respect to their representations, warranties, agreements and covenants, and including any matters regarding compliance with immigration laws set forth in
Section 3.13 of the CNI Disclosure Schedule (except those contained in Section
3.8 of this Agreement) will survive the Closing and continue in full force and effect until the date twelve (12) months following the Closing Date (the "One Year Termination Date") at which time the obligations of CNI and the Sellers with respect to their representations, warranties, agreements and covenants (other than those contained in Section 3.8 of the Agreement), set forth in this Agreement and their liability with respect to those representations, warranties, agreements and covenants will terminate, and the obligations of the Sellers with respect to their representations, warranties, agreements and covenants contained in Section 3.8 of this Agreement (including any matters relating to the work performed by certain employees of CNI prior to their employment by CNI as set forth in Section 3.9 of the CNI Disclosure Schedule) will survive the Closing and continue in full force and effect until the date twenty-four (24) months following the Closing Date (the "Two Year Termination Date"), at which time the representations, warranties and covenants of CNI and the Sellers set forth in this Agreement and their liability with respect to those representations, warranties and covenants will terminate; provided, however, that thereafter the Sellers will remain liable to the extent set forth below for Damages (as defined below) in connection with any indemnity claim set forth in an Officer's Certificate (as defined below) provided that such Officer's Certificate has been delivered to the CNI Agent (as defined below) and the Escrow Agent on or before the One Year Termination Date for such item in accordance with Section 12.6, and until such time as such indemnity claim has been finally decided, settled or adjudicated.

          12.2 INDEMNITY. From and after the Closing, and subject to the provisions of Section 12.1, Network General shall be indemnified and held harmless by the Sellers against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (excluding any indirect or consequential damages to Network General (such as lost profits), other than any such damages resulting from injunctive relief granted as to an intellectual property claim, but including reasonable attorneys' fees (excluding costs relating to in-house attorneys) and expenses, and the costs of investigation (excluding in-house costs of investigation) incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by Network General as a result of any misrepresentation or breach of any representation, warranty, or covenant on the part of the Sellers under this Agreement (the "Damages"); provided, however, that with respect to Damages incurred or sustained by Network General as a result of any misrepresentation or breach of any representation, warranty or covenant on the part of the Sellers under Section 3.8 of this Agreement (the "Excess Escrow Fund Matters"), the Sellers' liability shall not exceed Ten Million Dollars ($10,000,000) (inclusive of the Escrow Fund (as defined below) for the duration of the Escrow Fund). Damages in each case shall be net of the amount of any insurance proceeds, indemnity and contribution actually recovered by Network General. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Network General in the absence of claims by a third party. Network General shall not be entitled to indemnification under this Section except to the extent the aggregate amount of Damages exceeds Three Hundred Thousand Dollars ($300,000) and then only to the amount in excess of Three Hundred Thousand Dollars ($300,000). Resort to the

Escrow Fund will be the exclusive remedy of Network General for any breach of any representation, warranty, agreement or covenant made by CNI or the Sellers in this Agreement; provided, however, that to the extent the indemnification under this section for Damages sought only with respect to the Excess Escrow Fund Matters exceeds the initial amount of the Escrow Fund, Network General shall be entitled to seek indemnification under this section for the amount of Damages in excess of the initial amount of the Escrow Fund from the assets of the Sellers, subject to the Ten Million Dollar ($10,000,000) limitation set forth above, and provided, however, that nothing herein limits any potential remedies of Network General arising under applicable state and federal laws with respect to any intentional or fraudulent breaches of the representations, warranties or covenants of the Sellers made in or pursuant to this Agreement or a breach of Section 3.16 herein.

          12.3  ESCROW FUND.  As security for the indemnity provided for in
Section 12.2 hereof, an aggregate of Two Million Seven Hundred Thousand Dollars ($2,700,000) paid to the Sellers pursuant to this Agreement, without any act of such Sellers, shall be deposited by NGTC in an escrow account with State Street Bank and Trust Company of California, N.A. (or other mutually acceptable institution) as Escrow Agent (the "Escrow Agent"), as of the Closing, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement in the form of EXHIBIT F (the "Escrow Agreement"). The funds to be placed in the Escrow Fund shall be allocated among the Sellers on a pro-rata basis in accordance with the portion of the aggregate Initial Payment to be received by the Sellers. Upon compliance with the terms hereof and subject to the provisions of this Section 12.3, NGTC shall be entitled to obtain indemnity from first the Escrow Fund and if necessary, from the Sellers and their Affiliates, for Damages covered by the indemnity provided for in Section 12.2 of this Agreement. NGTC shall compensate the Escrow Agent for its services in maintaining the Escrow Fund.

          12.4 ESCROW PERIOD. Subject to Section 12.9, the Escrow Fund shall remain in existence during the period of time (the "Escrow Period") between the Closing and the One Year Termination Date or the date to which it may be extended under Section 12.1.

          12.5 PROTECTION OF ESCROW FUND. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, in accordance with the terms of this Agreement and not as the property of NGTC, and shall hold and dispose of the Escrow Fund only in accordance with the terms of the Escrow Agreement.
Funds that are delivered out of the Escrow Fund shall decrease on a pro-rata basis (in proportion to the original contribution of each Seller to the Escrow
Fund) the funds which each Former CNI Shareholder is entitled to receive upon the distribution described in Section 12.9.

          12.6 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the One Year Termination Date of a certificate signed by any officer of Network General (an "Officer's Certificate"):

                (a) stating that Network General has paid or properly accrued or knows of facts that have arisen giving rise to a reasonable likelihood that it will have to pay or accrue Damages in an aggregate stated amount with respect to which Network General is entitled to payment from the Escrow Fund pursuant to this Agreement; and

                (b) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the specific nature of the misrepresentation or breach to which such item is related, the Escrow Agent shall, subject to the provisions of Section 12.7 and Section 12.8 of this Agreement, deliver to Network General funds equal to the amount set forth in the Officer's Certificate, or if the Damages exceed the value of the Escrow Fund, to deliver all of the available funds in the Escrow Fund together with written notice to Network General that the Escrow Fund has been exhausted. If the Officer's Certificate states that Network General knows of facts that have arisen giving rise to a reasonably probability that it will have to pay or accrue Damages, the amount set forth in the Officer's Certificate shall not be delivered to Network General or NGTC until such time as Network General delivers to the Escrow Agent an Officer's Certificate satisfying the provisions of this
Section 12.6 stating that it has paid or properly accrued a stated amount of Damages and until the procedures set forth in Sections 12.7 and 12.8 of this Agreement have been followed. Upon receipt of such notice from the Escrow Agent, Network General shall be entitled to proceed against the assets of the Sellers and their Affiliates, subject to the provisions of Section 12.14 and in accordance with the procedure provided for in Section 12.8(b) and (c) herein.

          12.7 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Dean T. Au (the "CNI Agent") and for a period of thirty (30) days after such delivery, the Escrow Agent shall not deliver any funds pursuant to
Section 12.6 unless the Escrow Agent shall have received written authorization from the CNI Agent to make such delivery. After the expiration of such thirty
(30) day period, the Escrow Agent shall make delivery of the funds in accordance with Section 12.7, provided that no such payment or delivery may be made if the CNI Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          12.8  RESOLUTION OF CONFLICTS.

                (a) MEMORANDUM OF AGREEMENT. In case the CNI Agent shall so object in writing to the indemnity of Network General in respect of any claim or claims made in any Officer's Certificate, the CNI Agent and Network General shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the CNI Agent and Network General should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.

                (b) ARBITRATION. If no such agreement can be reached after good faith negotiation, either Network General or the CNI Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Network

General and the CNI Agent agree to arbitration; and in such event the matter shall be settled by arbitration conducted by three arbitrators. Network General and the CNI Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 12.7, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments or distributions out of the Escrow Fund in accordance with such decision.

                (c) JUDGMENT.  Any such arbitration shall be held in San
Jose, California under the commercial rules then in effect of the American Arbitration Association ("AAA"). Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For the purposes of this Section 12.8(c) in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Network General shall be deemed to be the non-prevailing party unless the arbitrators award Network General more than 75% of the amount in dispute, plus any amounts not in dispute; otherwise, the Sellers shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration hereunder shall pay its own expenses, the fees of each arbitrator, the administrative fee of AAA, and the expenses (including, without limitation, attorneys' fees and costs) incurred by the other party to the arbitration.

          12.9 DISTRIBUTION UPON TERMINATION OF ESCROW PERIOD. Promptly following, but no more than five (5) business days following, the One Year Termination Date, the Escrow Agent shall deliver to the Sellers all of the funds in the Escrow Fund with a value in excess of any amount of such funds deemed reasonably necessary upon mutual agreement of Network General or NGTC and the CNI Agent to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the One Year Termination Date and any unsatisfied or disputed claims by the CNI Agent under Section 12.10(b). As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Sellers all funds remaining in the Escrow Fund, including interest thereon, and not required to satisfy such claims. Deliveries of funds to the Sellers pursuant to this section shall be made in proportion to their original contributions to the Escrow Fund.

          12.10 CNI AGENT.

                (a) The CNI Agent shall be appointed and constituted agent by the Sellers, for and on behalf of the Sellers: to enter into and perform in accordance with the terms and conditions of the Escrow Agreement; to give and receive notices and communications; to authorize delivery to NGTC of funds from the Escrow Fund in satisfaction of claims by NGTC; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the CNI Agent for the accomplishment of the foregoing and this
Section 12. The CNI Agent may resign upon thirty (30) days notice to the parties to this Agreement. The CNI Agent may be replaced by the Sellers from time to time upon not less than five (5) days' prior written notice to Network General; provided that the CNI Agent may not be replaced unless recipients of a majority of the funds in the Escrow Fund agree to such replacement. No bond shall be required of the CNI Agent, and the CNI Agent shall receive no compensation for his services except as provided in Section 12.10(b). Notices or communications to or from the CNI Agent shall constitute notice to or from each of the Sellers

                (b) The CNI Agent shall not be personally liable to Network General or the Sellers for any act done or omitted hereunder as CNI Agent while acting in good faith and in the exercise of reasonable judgment, and any act performed or omitted pursuant to the advice of counsel shall be conclusive evidence of good faith. The Sellers shall indemnify the CNI Agent and hold the CNI Agent harmless for their respective pro rata share against, any loss, liability or expense that is incurred without bad faith on the part of the CNI Agent and arise out of or in connection with the acceptance or administration of the CNI Agent's duties hereunder. The CNI Agent shall have reasonable access to information about CNI, the Sellers and Network General, and the reasonable assistance of CNI's and Network General's officers and employees for the purpose of performing his duties and exercising his rights hereunder; provided, however, that the CNI Agent shall treat as confidential and not disclose any nonpublic information from or about CNI or Network General to anyone (except on a need to know basis to individuals who agree in writing with Network General to treat such information as confidential). The CNI Agent shall be entitled to a distribution of funds from the Escrow Fund with a value equal to any such indemnity claim which has not been satisfied; provided, however, that no such distribution shall be made until all claims of Network General set forth in any Officer's Certificate delivered to the Escrow Agent on or prior to the One Year Termination Date have been resolved.

          12.11 ACTIONS OF THE CNI AGENT. A decision, act, consent or instruction of the CNI Agent shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each of the Sellers, and the Escrow Agent and Network General may rely upon any decision, act, consent or instruction of the CNI Agent as being the decision, act, consent or instruction of each and all of the Sellers. The Escrow Agent and Network General are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the CNI Agent.

          12.12 THIRD-PARTY CLAIMS. In the event Network General becomes aware of a third-party claim which Network General believes may result in a demand against the Escrow Fund, Network General shall promptly notify the CNI Agent of such claim. Network General shall have the right to settle any such claim with the written consent of the CNI Agent, which consent shall not be unreasonably withheld. In the event that the CNI Agent has consented to the specific terms of any such settlement, including, but not limited to, the dollar amount of such settlement, neither the Sellers nor the CNI Agent shall have any power or authority to object under Section 12.7 or any other provision of this Agreement to the amount of any claim by Network General against the Escrow Fund for indemnity that is consistent with such settlement. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made against the Escrow Fund based on matters other than (i) the intellectual property of CNI or (ii) claims made by customers of Network General or CNI, the CNI Agent may, at his option, contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the CNI Agent who is reasonably acceptable to Network General; provided, however, that if Network General shall reasonably object to such control, then the CNI Agent and Network General shall cooperate in the defense of such matter; provided further, that the CNI Agent shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of Network General, which consent shall not be unreasonably withheld. With respect to any claim for indemnification based on matters relating to the intellectual property of CNI, or customers of CNI or Network General, Network General shall have the option to defend any such proceeding; provided, however, that Network General shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the CNI Agent, which consent shall not be unreasonably withheld. The CNI Agent or Network General, whichever is not controlling the defense of any matter, shall be entitled, at his or its expense, to participate in such defense.

     13.  MISCELLANEOUS.

          13.1 GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          13.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

          13.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          13.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein (including the Non-Disclosure Agreement), and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

          13.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto; provided, however, that Network General shall pay the reasonable fees and expenses of Shilling & Kenyon, Inc., CNI's independent accountants, for the audit of CNI's financial statements for the fiscal year ended March 31, 1997.

          13.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          13.8 SURVIVAL OF AGREEMENTS. Except as otherwise provided for herein, all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

          13.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          13.10 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this
Section 13.10.
     CNI:                Cinco Networks, Inc.
                         6601 Koll Center Parkway, Suite 140
                         Pleasanton, California  94566
                         Attn:  Dean T. Au

     With copy to:       Venture Law Group, A Professional Corporation
                         2800 Sand Hill Road
                         Menlo Park, CA  94025
                         Attn:  Mark A. Medearis, Esq.

     Network General     Network General Corporation
     and NGTC:           4200 Bohannon Drive
                         Menlo Park, CA 94025
                         Attn:  Legal Department

     With copy to:       Gray Cary Ware & Freidenrich
                         400 Hamilton Avenue
                         Palo Alto, CA 94301-1825
                         Attn:  James M. Koshland, Esq.

Such notice will be treated as having been received upon actual receipt.

          13.11 TIME.  Time is of the essence of this Agreement.

          13.12 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          13.13 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.13.

          13.14 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          13.15 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.


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                                          30

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NETWORK GENERAL CORPORATION                       NETWORK GENERAL
                                                  TECHNOLOGY CORPORATION

By: /s/ David M. Carver                           By: /s/ James T. Richardson
   --------------------------------                  --------------------------
Title: Executive VP and COO                       Title:  President
      -----------------------------                     -----------------------

Counterpart Signatures of SELLERS                 CINCO NETWORKS, INC.

/s/ Dean T. Au
-----------------------------------               By:  /s/ Dean T. Au
Signature                                            --------------------------

Print Name:  Dean T. Au                           Title:  President
           ------------------------                     -----------------------

/s/ Roger H. Cox
-----------------------------------
Signature

Print Name:  Roger H. Cox
           ------------------------

/s/ Jeng Long Jiang
-----------------------------------
Signature

Print Name:  Jeng Long Jiang
           ------------------------

/s/ Samuel Li
-----------------------------------
Signature

Print Name:  Samuel Li
           ------------------------

/s/ Miles Wu
-----------------------------------
Signature

Print Name:  Miles Wu
           ------------------------


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